Exhibit 99.1


                [THE FIRST NATIONAL BANK OF IPSWICH LETTERHEAD]

FOR IMMEDIATE RELEASE                             Contact: Alexander Caswell
July 29, 2004                                              Regan Communications
                                                           (617) 488-2885

                              First Ipswich Bancorp
                            Completes Stock Offering

Ipswich, MA - First Ipswich Bancorp, the parent company of The First National Bank of Ipswich (FNBI) recently completed a stock offering that commenced on May 13 with a subscription rights offering to the company's existing shareholders.

All 300,000 shares of stock offered were sold at $13.00 per share, raising a total of $3.9 million. The net proceeds of the stock offering are anticipated to be used by FNBI primarily to acquire a registered investment advisory firm and also to fund FNBI's growth and to establish additional branches, including a new branch scheduled to open in Portsmouth, New Hampshire this fall.

"We are extremely pleased with the results of the stock offering," said Donald
P. Gill, President and CEO of First Ipswich Bancorp and The First National Bank of Ipswich. "We achieved our goal of increasing our shareholder base, as half of the shares offered were purchased by Bank employees and members of the local community who were not previously shareholders. And we raised capital that will facilitate the Bank's continued growth and enable us to expand our products and services."

Shares of First Ipswich Bancorp currently are not traded on any stock exchange and are not quoted on any inter-dealer electronic quotation system. However, the company intends to provide quotations of its common stock on the NASD OTC Bulletin Board in the future and to list its stock on the NASDAQ SmallCap Market(sm).

The First National Bank of Ipswich is a federally chartered bank and a subsidiary of First Ipswich Bancorp. Incorporated in 1892, FNBI is a full-service commercial bank serving communities in Massachusetts and New Hampshire. FNBI operates 12 branches in 11 communities throughout the region and offers free account access to customers banking online. With a full array of retail and business banking products and services, including savings and retirement services, as well as residential, consumer and commercial lending, FNBI is focused on its commitment to the communities and people it serves. The First National Bank of Ipswich is a member of FDIC and an Equal Housing Lender. For more information or to open an account with The First National Bank of Ipswich visit www.fnbi.com.